Exhibit 99.2

Execution Version

AMENDMENT NO. 1

TO THE

ROLLOVER AND VOTING AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of December 3, 2017, by and among OSTEON HOLDINGS, L.P., a Delaware limited partnership (“Parent”), on the one hand, and each of William Petty, M.D., Betty Petty, David W. Petty, Prima Investments, Limited Partnership, Miller Family Holdings, LLC, Bruce Thompson, Joel Phillips, Donna Edwards, Chris Roche and Steve Szabo (the “Shareholders”) on the other hand, to amend that certain ROLLOVER AND VOTING AGREEMENT, dated as of October 22, 2017, by and among Parent and each of William Petty, M.D., Betty Petty, David W. Petty, Prima Investments, Limited Partnership (as amended hereby, and as it may have been and may be further amended from time to time, the “Rollover and Voting Agreement”).

WHEREAS, Section 15(e) of the Rollover and Voting Agreement provides for the amendment of the Rollover and Voting Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Rollover and Voting Agreement as set forth below and to add Miller Family Holdings, LLC, Bruce Thompson, Joel Phillips, Donna Edwards, Chris Roche and Steve Szabo as parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.    Shareholders / Rollover Investors. Each of Miller Family Holdings, LLC, Bruce Thompson, Joel Phillips, Donna Edwards, Chris Roche and Steve Szabo hereby joins in and agrees to be a party to and bound by the Rollover and Voting Agreement as a “Shareholder” and as a “Rollover Investor” as of the date hereof, and the terms “Shareholder” and “Rollover Investor” in the Rollover and Voting Agreement shall be deemed to include each such person.

2.    Amendment to Section 4(a). Section 4(a) of the Rollover and Voting Agreement is hereby amended by adding, immediately following the phrase “section 351 of the Code”, the phrase “in which the parties do not recognize any gain or income for U.S. Federal income tax purposes”.

3.    Amendment to Section 4(b). Section 4(b) of the Rollover and Voting Agreement is hereby amended by deleting the following sentence: “The Parent Interests shall be the only class and series of securities authorized or issuable by Parent in connection with the Merger and the transactions related thereto, other than securities which are junior in all respects to the Parent Interests, and the rights of the Rollover Investors in and with respect to Parent will be pari passu with all other owners of Parent, including the Fund (as defined in the Merger Agreement), except as expressly set forth in the Shareholders’ Agreement.”

4.    Amendment to Section 4(c). Section 4(c) of the Rollover and Voting Agreement is hereby amended to delete the existing text in its entirety and replace it with the following text:

“Parent Shareholders’ Agreement. The parties shall use their respective reasonable best efforts to negotiate and agreed on the form of a shareholders’ agreement of Parent to which each Rollover Investor will become a party (the “Parent Shareholders’ Agreement”) as promptly as reasonably practicable following December 1, 2017, with the intent that the Parent Shareholders’ Agreement shall be entered into and effective upon the Contribution Closing. If the parties have not entered into the Parent Shareholders’ Agreement by 30 calendar days following the Contribution Closing, then the parties shall submit (and, if Parent, on the one hand, or any Rollover Investor on the other hand, fails to join such submission, the other party may independently submit) any remaining unresolved or otherwise undecided terms of the proposed Parent Shareholders’ Agreement for decision and final resolution to binding arbitration to the exclusion of any courts of law, with such arbitration conducted by the American Arbitration Association in accordance with the then most current version of its commercial arbitration rules. The arbitrator(s) shall review the unresolved and undecided terms submitted for resolution and establish such terms based on Schedule A-3 and, to the extent not specified on Schedule A-3, what is customary in agreements and transactions of the type at issue and reasonable under the circumstances. The foregoing shall not prejudice any right of a party to seek an order compelling arbitration. Each Rollover Investor acknowledges and agrees that Parent shall not be required to pay the Merger Consideration to the Paying Agent in respect of such Rollover Investor’s Rollover Shares, but, for the avoidance of doubt, Parent shall be required at the Contribution Closing to issue to such Rollover Investor the Parent Interests set forth with respect to such Rollover Investor in Exhibit A-2.”

5.    Amendment to Section 8. Section 8(f) of the Rollover and Voting Agreement is hereby amended to delete the existing text in its entirety and replace it with the following text: “The Fund is acquiring Class A common equity interests of Parent in connection with the Merger, and other than such equity interests, the Fund and its Affiliates will not directly or indirectly own any equity or debt securities (or rights, options or warrants to purchase any such equity or debt securities) of Parent or its Affiliates, including the Company, at Closing or otherwise in connection with the Merger.”

6.    Amendment to Schedule A-1. Schedule A-1 of the Rollover and Voting Agreement is hereby replaced in its entirety by the following text:

Schedule A-1

Shareholders

Name	Subject Shares	Subject Options	Address
William Petty, M.D.	102,400	297,217	6717 NW 48th Lane Gainesville, FL 32653
Betty Petty	75,400	33,900	2735 NW 21st Street Gainesville, FL 32605
David W. Petty	65,622	104,150	6717 NW 48th Lane Gainesville, FL 32653
Prima Investments, Limited Partnership	3,080,271	0	6717 NW 48th Lane Gainesville, FL 32653

Name	Subject Shares	Subject Options	Address
Miller Family Holdings, LLC	144,370	0	531 SW 26th Place Gainesville, FL 32601
Bruce Thompson	25,279	70,800	3522 SW 92nd Street Gainesville, FL 32608
Joel Phillips	115,654	133,000	6308 NW 81st Boulevard Gainesville, FL 32653
Donna Edwards	18,052	38,700	18130 NE 118th Way Lake Butler, FL 32054
Chris Roche	4,458	1,520	2163 SW 37th Court Gainesville, FL 32608
Steve Szabo	6,345	21,520	6427 NW 81 Blvd. Gainesville, FL 32653
TOTAL	3,637,851	700,807

7.    Amendment to Schedule A-2. Schedule A-2 of the Rollover and Voting Agreement is hereby replaced in its entirety by the following text:

Schedule A-2

Rollover Investors

Name	Rollover Shares	Parent Interests*
William Petty, M.D.	102,400	5,821,546 shares of Class B Common
Betty Petty	75,400	3,713,450 shares of Class A Common
David W. Petty	50,000	2,462,500 shares of Class A Common
Prima Investments, Limited Partnership	2,300,000	130,757,376 shares of Class B Common
Miller Family Holdings, LLC	47,650	2,100,513 shares of Class A Common 284,255 shares of Class B Common
Bruce Thompson	25,279	998,741 shares of Class A Common 284,255 shares of Class B Common
Joel Phillips	82,000	3,546,000 shares of Class A Common 568,510 shares of Class B Common

Name	Rollover Shares	Parent Interests*
Donna Edwards	18,052	800,411 shares of Class A Common 102,332 shares of Class B Common
Chris Roche	4,458	219,557 shares of Class A Common
Steve Szabo	6,345	312,491 shares of Class A Common
TOTAL	2,711,584	14,153,663 shares of Class A Common 137,818,274 shares of Class B Common

*	Parent’s charter will provide for the following:

Provision	Terms
Parent Interests

Rollover Investors will receive the number of shares of Class B Common Stock and Class A Common Stock of Parent specified in the table above in exchange for their Rollover Shares. The Fund will receive shares of Class A Common Stock of Parent in exchange for its equity contribution at a price of $1 per share.

Distributions

Step 1: Distributions will be made to the Class A Common and Class B Common, with the Class B Common receiving an amount that is pro rata based on the number of shares, but as if the number of outstanding Class B Common shares were divided by the Step 1 Distribution Ratio, until $2 has been distributed in the aggregate with respect to a single share of Class A Common.

Step 2: After Step 1, distributions will be made to the Class A Common and Class B Common, with the Class B Common receiving an amount that is pro rata based on the number of shares, but as if the number of outstanding Class B Common shares were divided by the Step 2 Distribution Ratio, until $3 has been distributed in the aggregate with respect to a single share of Class A Common.

Step 3: After Step 2, distributions will be made pro rata based on the number of shares to the Class A Common and Class B Common.

Provision	Terms

“Step 1 Distribution Ratio” means the ratio of (A) the Aggregate Shareholder Class B Amount divided by (B) the Regular Rollover Amount.

“Step 2 Distribution Ratio” means the ratio of (A) the Aggregate Shareholder Class B Amount divided by (B) the sum of the Regular Rollover Amount and the 2x Option Rollover Amount.

“Aggregate Shareholder Class B Amount” means $137,818,274.

“2x Option Rollover Amount” means $73,705,697.

“3x Option Rollover Amount” means $18,426,424.

“Regular Rollover Amount” means $45,686,153.

The proceeds of liquidations or change-of-control transactions will be distributed according to the above distribution rules.

Automatic Conversion

Immediately prior to an initial public offering, each share of Class B Common will automatically convert into (i) a number of shares of Class A Common equal to the IPO Class A Conversion Ratio, (ii) a number of warrants to purchase shares of Class A Common, at an exercise price of $2 per share (less all prior distributions on the Class A Common) and an exercise period of ten years, equal to the IPO $2 Warrant Conversion Ratio and (iii) a number of warrants to purchase shares of Class A Common, at an exercise price of $3 per share (less all prior distributions on the Class A Common) and an exercise period of ten years, equal to the IPO $3 Warrant Conversion Ratio. The warrants will be in customary form and contain customary terms and conditions, including cashless exercise provisions.

“IPO Class A Conversion Ratio” means the ratio of (A) the Regular Rollover Amount divided by (B) the Aggregate Shareholder Class B Amount.

“IPO $2 Warrant Conversion Ratio” means the ratio of (A) the 2x Option Rollover Amount divided by (B) the Aggregate Shareholder Class B Amount.

“IPO $3 Warrant Conversion Ratio” means the ratio of (A) the 3x Option Rollover Amount divided by (B) the Aggregate Shareholder Class B Amount.

Provision	Terms
Voting	Each share of Class A Common and each share of Class B Common is entitled to one vote. The Class A Common and Class B Common vote together as a single class, other than with respect to amendments that would have a material, adverse and disproportionate effect on the holders of Class B Common relative to other Parent equityholders.

8.    Amendment to Schedule A-3. Schedule A-3 of the Rollover and Voting Agreement is hereby replaced in its entirety by the following text:

Schedule A-3

Terms of Parent Shareholders’ Agreement

Provision	Terms
Tag-Along Rights

The Rollover Investors will have customary tag-along rights with respect to transfers by the Fund to prospective third party purchasers.

The Rollover Investors’ maximum tag-along percentage will be calculated on the basis of total number of shares of Class B Common owned as a proportion of all common stock then issued and outstanding.

Drag-Along Rights

The Fund will have customary rights to drag the Rollover Investors in transfers of greater than 50% of the Fund’s equity interests in Parent to unaffiliated purchasers, with proceeds to be allocated as described in “Distributions” below.

The Rollover Investors waive any dissenters’ rights in connection with drag-along sales.

In connection with tag-along or drag-along sales, Rollover Investors may be obligated to become liable for (i) customary individual representations as to title, authority and related matters with unlimited liability and (ii) customary representations and covenants of Parent, with liability capped at proceeds received.

Pre-Emptive Rights	The Rollover Investors will have customary pro rata pre-emptive rights with respect to new equity issuances, subject to customary exceptions.

Provision	Terms
The Rollover Investors’ participation portion will be calculated on the basis of total number of shares of Class B Common owned as a proportion of all common stock then issued and outstanding.

Amendments	Majority consent of the Rollover Investors will be required for any amendment to the Parent Shareholders’ Agreement that has a material, adverse and disproportionate effect on the Rollover Investors relative to other Parent equityholders.

Registration Rights	The Fund will have customary demand registration rights, including up to three demands for registration on Form S-1 and unlimited shelf registrations. The Rollover Investors will have customary piggyback registration rights as to all of their shares (and the shares underlying all warrants) and will be subject to customary lock-up arrangements, and will only be subject to customary cutbacks on a pro rata basis to the extent that the Fund is subject to such cutbacks.

Transfer Restrictions

The Rollover Investors may not transfer their interests, other than pursuant to the tag-along or drag-along provisions, pursuant to customary estate planning provisions, transfers to affiliates, customary transfers for purposes of charitable contributions, or other customary permitted transfers.

The Fund may transfer its shares to affiliates and to any other person in compliance with the tag-along and drag-along provisions described above.

Voting Agreement / Springing Proxy

The Rollover Investors agree to vote their shares in the same proportion as the Fund and its permitted assignees on director nominations, amendments increasing the number of authorized shares of common stock, drag along sales and recapitalization, merger, consolidation and similar corporate transactions.

The Rollover Investors grant the Fund a springing proxy to vote their shares in the event the Rollover Investors have not voted in accordance with such obligations.

Provision	Terms
Board Seats	The Rollover Investors will have the right to appoint a number of directors to Parent’s Board proportional to their ownership in Parent, but in any event not less than one.

Negative Consents	The Rollover Investors, and any director designated by the Rollover Investors, will not have negative consent rights, except as described in “Affiliate Transactions” below and “Amendments” above.

Affiliate Transactions	Unanimous Board consent shall be required to approve transactions between Parent and the Fund or its affiliates, other than (i) issuances of equity complying with the preemptive rights provisions, (ii) employment agreements with the Fund or its affiliates, (iii) a customary management agreement with the Fund or its affiliates and (iv) agreements on terms no more favorable than would have been obtainable on an arms-length basis in the ordinary course of business.

D&O Indemnification	Parent will have customary indemnification obligations with respect to directors and officers and will obtain customary directors’ and officers’ insurance coverage.

No Restrictive Covenants	The Parent Shareholders’ Agreement will not contain any non-competition arrangements with respect to the Rollover Investors.

No Redemption Rights	The Parent Shareholders’ Agreement will not contain any redemption rights with respect to the Rollover Investors’ Parent Interests. For the avoidance of doubt, the Parent Shareholders’ Agreement may contain customary redemption rights with respect to issuance of any future incentive equity (not including Parent Interests issued to the Rollover Investors at the Contribution Closing).

Charter	The charter and other governing documents of Parent will not contain any terms inconsistent with the terms of this Amendment, including the terms set forth in this Exhibit A-3.

9.    Section 16. The Rollover and Voting Agreement is hereby amended to include the following text following Section 15 thereof as a new Section 16:

“The parties agree that any conversion of the Class B Common shares into Class A Common shares and warrants to purchase Class A Common shares in connection with an initial public offering is intended to be treated as a tax-free reorganization under section 368(a) of the Code in which the parties do not recognize any gain or income for U.S. Federal income tax purposes. None of the Parent or the Shareholders, or any of their respective Affiliates, will take any Tax reporting position or any position in any Tax audit that is inconsistent with such intended tax treatment of the conversion transaction except upon a contrary final determination by an applicable Taxing authority.”

10.    Miscellaneous Provisions.

(a)    Definitions. Unless otherwise specifically defined in this Amendment, each capitalized or other defined term used herein without definition shall have the meaning assigned to such term in the Rollover and Voting Agreement.

(b)    No Further Amendment. Except as expressly amended hereby, the Rollover and Voting Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Rollover and Voting Agreement or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Rollover and Voting Agreement.

(c)    Effect of Amendment. This Amendment shall form a part of the Rollover and Voting Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Rollover and Voting Agreement shall be deemed a reference to the Rollover and Voting Agreement as amended hereby.

(d)    Representations and Warranties of Parent. Parent represents and warrants that (i) Parent has the organizational power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent of this Amendment have been duly and validly authorized by all necessary organizational action on the part of Parent, and (iii) no other organizational proceedings other than those previously taken or conducted on the part of Parent are necessary to approve and authorize this Amendment.

(e)    Representations and Warranties of the Shareholders. Each Shareholder represents and warrants that it has full power and authority to make, enter into and carry out the terms of this Amendment.

(f)    Governing Law. This Amendment, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Amendment or any of the transactions contemplated by this Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the rules of conflict of laws of such State or other jurisdiction that would cause the application of the laws of any jurisdiction other than Florida.

(g)    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

(h)    Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)    Headings. The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(j)    Other Miscellaneous Terms. The provisions of Section 15 (Miscellaneous) of the Rollover and Voting Agreement shall apply mutatis mutandis to this Amendment, and to the Rollover and Voting Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

OSTEON HOLDINGS, L.P.

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

SHAREHOLDERS

/s/ William Petty, M.D.
William Petty, M.D.

/s/ Betty Petty
Betty Petty

/s/ David W. Petty
David W. Petty

PRIMA INVESTMENTS, LIMITED PARTNERSHIP

By:	/s/ William Petty
Name:	William Petty
Title:	President Prima Investments, Inc. General Partner

[Signature Page to Amendment No. 1 to Voting and Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

SHAREHOLDERS

/s/ Bruce Thompson
Bruce Thompson

/s/ Donna Edwards
Donna Edwards

/s/ Joel Phillips
Joel Phillips

/s/ Chris Roche
Chris Roche

/s/ Steve Szabo
Steve Szabo

MILLER FAMILY HOLDINGS, LLC

By:	/s/ Gary J. Miller
Name:	Gary J. Miller
Title:	Managing Partner President MFH, Inc.

[Signature Page to Amendment No. 1 to Voting and Rollover Agreement]